EXHIBIT 99.2

RadNet, Inc.
Third Quarter 2009 Earnings Conference Call
November 9, 2009

Operator:   Good day, ladies and gentlemen.  Welcome to RadNet, Inc. Third Quarter 2009 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.  I would like to remind everyone that today’s conference is being recorded.

I would now like to turn the conference over to Mr. John Mills of ICR.  Please go ahead, sir.

John Mills:   Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s third quarter 2009 earnings results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

Before we begin today, we’d like to remind everyone of the Safe Harbor statements under the Private Securities Litigation Reform Act of 1995.  The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them.  For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet’s 10-Ks for the 12-month periods ending December 31, 2007, and December 31, 2008, and 10-Q for the three-month period ended September 30th, 2009, as filed with the SEC.

And with that, I would like to turn the call over to Dr. Howard Berger.

Dr. Howard Berger:   Thank you, John.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our third quarter 2009 results, review some recent events with respect to 2010 Medicare reimbursement and other healthcare reform, talk about some items that we feel are important to our stakeholders and discuss in more detail our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with several aspects of our results in the third quarter.  First, similar to what we accomplished in the first two quarters of this year, we increased our procedural volumes and revenue on a same-center and aggregate basis over 2008’s same quarter performance.  This performance improvement occurred despite a difficult macroeconomic environment, wherein general medical office visits were reduced in the third quarter.  We are in an environment where our staff has to work material harder to drive patient volumes, and I am proud to say that they have risen to the challenge.

Adjusting for a non-cash increase to our contractual allowance against prior fiscal year services, which Mark will walk you through in more detail, our revenue increased 3.1% over the third quarter of 2008.  For the nine months, our revenue increased by 6.1% over the nine months of 2008.  During the third quarter, our same-center volumes were up 3.2% over the third quarter of 2008, while aggregate volumes were up over 4.9%.  Although our EBITDA was lower than that of the third quarter of last year, there were several reasons for this, which Mark will review in his section.  None of the reasons give us pause about the future performance of the Company.

Notwithstanding this, for the nine months our adjusted EBTIDA remains nicely ahead of last year’s pace, up 5.9% from the nine months of 2008.  During the past third quarter, we paid off $7.4 million, including paying down the outstanding balance of our revolving credit facility so that our… we were undrawn upon our revolver at the quarter’s end.  Even with this material debt paydown, we ended the quarter with 1.2 million of cash on our balance sheet.  During the nine months of 2009, we have reduced our net debt by over $10 million.  Our working capital position has also improved.  This metric has increased by $9.6 million from the beginning of the year and we have reduced our accounts payable and accrued expenses, a component of working capital, by $14.6 million since December 31st, 2008.

We continue to see smaller operators in our industry struggle.  The combined effects of lower reimbursement since the onset of the Deficit Reduction Act in 2007, a difficult economy and the credit crisis are putting intense pressure on less capitalized and less efficient operators.  Our pipeline of tuck-in acquisition continues to strengthen as more opportunities are presenting themselves to us.  These opportunities are at multiples beneath anything we’ve experienced in the past, which is a result of an abundance of sellers and very few buyers.  To this end, subsequent to the end of the third quarter, we completed tuck-in acquisitions in Rochester, New York and Baltimore, Maryland.  The three strategic transactions for which we spent approximately $2.3 million continue to bolster our competitive positions in those markets and further eliminate competitive forces.

We have also seen instances of weaker players in our markets close their operations.  We expect this trend to continue, and we anticipate our volumes benefiting from this over the long term.  We have said for a long time that there is overcapacity in our industry, particularly in the MRI modality.  We predict some of this capacity will simply go away.

We continue to observe a significant decrease in the price of capital equipment as a result of the credit crisis and continued effects of the DRA.  There is simply lower demand for equipment from outpatient imaging centers and a lack of available financing to fund these purchases.  Used equipment is plentiful and available for purchases at unprecedented prices.

We are pursuing the expansion of BreastLink’s reach to include several markets in California, where we currently operate large women’s imaging facilities, particularly in the Palm Springs, Temecula, San Fernando Valley and Ventura County regions.

I’d like to spend a few minutes now to give you an update regarding reimbursement.  But before I discuss reimbursement, I must emphasize that when the term reimbursement is used, most people are referring to price changes within Medicare.  Approximately 20% of our revenue is subject to adjustments in the Medicare Fee Physician Schedule or Hospital Outpatient Prospective System, otherwise known as HOPPS.  The remaining 80% of our revenue is derived from private contracts with insurance companies, such as HMOs and PPOs, state-run programs such as Medicaid and other non-federal government third party payers, including personal injury, workers’ compensation, capitation, among others.  I will briefly discuss the reimbursement outlook for both Medicare and private payers with respect to imaging.

The reimbursement front continues to be evolving.  We recently received some better than anticipated news and further visibility regarding our 2010 Medicare reimbursement.  On October 30th, the Centers for Medicare and Medicaid Services, or CMS, released its final rule with respect to 2010 Medicare reimbursement rates.  The final rule sets Medicare rates for 2010 and is reflective of all the input, comments and adjustments it incorporated into amending its initially proposed rates published earlier this year in July.  We are pleased to announce that the final rule’s negative reimbursement impact is significantly reduced from CMS’s original proposal in July.  In fact, the rate reduction in the final rule will result in a 2.5 to $3 million decrease to our revenues in 2010, a calculation which is based upon RadNet performing similar procedural volumes and modalities in 2010.  We had anticipated and prepared for a much larger impact on our business for 2010.

The final rule’s reduction is the result of CMS lowering the practice expense, relative value units, or RVUs, and other inputs into the Medicare reimbursement formula.  The practice expense RVU adjustment was the result of CMS changing, among other variables, the equipment utilization factor variable, which is a proxy for the percentage of a 40-hour work week that imaging equipment is assumed to be used.  This factor increases to approximately 60% in 2010 from the 2009 rate of 50%  In the anticipation of 2010 Medicare cuts, we have been working on certain cost initiatives to help mitigate any effects of the rate reduction.  We are pleased to tell you that, with initiatives that will be in place by January 1, 2010, regarding reductions in our medical supplies, equipment services and other operating expenses, we will be able to mitigate the entire effect of these reimbursement cuts.

With respect to legislative actions that might affect Medicare reimbursement, the debate lingers within Congress.  Reform proposals have been discussed and submitted for review by both the Senate and the House of Representatives.  Aspects of these proposals contradict or conflict with each other.  While proposals like the CMS final rule have recommendations to change the utilization variable in the practice expense RVU calculation but, as far as we know, contain nothing else that would impact diagnostic imaging negatively at this time.  It is unclear as to how, if at all, the 2010 CMS final rule will change or be superseded if a form of healthcare reform is passed by Congress.

What we do know is that RadNet will most likely benefit from a portion of the imaging procedures required by the 47 million uninsured or underinsured Americans.  We also strongly believe that any Medicare rate pressure that is put on our industry, including the 2010 CMS final rule, or some modified form of that, will create further consolidation opportunities for our Company, similar to the ones on which we’ve been capitalizing.  Our industry is full of centers and very few buyers.  Acquisition multiples have contracted as a result.  This represents an unprecedented opportunity for us to grow our Company.

On the private side of our business, which includes directly negotiated rates with insurance companies, workers’ compensation carriers, personal injury counterparties and capitated medical groups, our relationships have never been more numerous and stronger.  We are working with a number of these payers in unique mutually beneficial ways as a result of RadNet’s strong market presence and large multi-modality capacity.  Like Medicare, we are observing that private payers are increasingly focused on stopping the abuses of physician self referral through the creation of more strict pre-authorization processes and credentialing.  We believe the trend to control overutilization in certain abusive imaging settings will continue and will ultimately have a positive effect on our volumes some time in the future.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our third quarter 2009 performance.  When he is finished, I will conclude our call with a discussion about the reimbursement and legislative outlook and make some closing remarks.

Mark Stolper:   Thank you, Howard, and thank you all for participating in our third quarter 2009 conference call.  I am now going to briefly review our third quarter performance and attempt to highlight what I believe to be some material items.  I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash, unusual or infrequent events taken place during the period.

With that said, I’d now like to review our third quarter 2009 results and discuss our 2009… 2010… I’m sorry, update our 2009 guidance levels.  During the third quarter, we took a non-cash charge to increase our contractual allowance account against accounts receivable from services provided in 2008, 2007 and prior fiscal years.  Each month, we true up our valuation of our accounts receivable by adjusting with allowance accounts, based upon analyzing monthly statistics of the timing and amounts of historical cash collection experience, modality mix, payer mix and any other operational factors that affect the collectability of our accounts receivable.

During the third quarter, in an effort to both capitalize on an internal consolidation opportunity and to provide additional internal controls and oversight, my finance and accounting team under my Chief Accounting Officer assumed the management of RadNet’s Reimbursement Operations Division.  Prior to this consolidation, reimbursement operations was managed as a separate division, which was interactive with accounting and finance but run independently.  Bringing this under accounting and finance gives us additional control and visibility into the management of our billing and collection department and the analysis of the net collection rates and accounts receivable valuation.  During this process, our own analysis, and one that was endorsed by our auditors, Ernst & Young, determined that we should place an additional contractual allowance against certain receivables from fiscal years 2008 and prior.  As such, we recorded in the third quarter, a $1.5 million non-cash charge, the accounting implications of which effectively lowered our revenue, EBITDA and net income in the quarter by $1.5 million.

In my discussion of the third quarter itself and the three and nine-month comparisons to the corresponding periods of last year, I will analyze them both, with and without adjusting for the $1.5 million non-cash charge.  For the three months ended September 30th, 2009, RadNet reported revenue and adjusted EBITDA of $133.4 million and $25.5 million, respectively.  Adjusting for this $1.5 million additional contractual allowance, revenue would have been $134.9 million, an increase of 3.1% or $4 million over the prior year’s same quarter, and adjusted EBITDA would have been $27.0 million, a decrease of 4% or $1.1 million over the prior year’s same quarter.

The decrease in EBITDA from the third quarter of last year was the result of two items.  First, negatively impacting our quarter-over-quarter comparison with the third quarter of last year was the completion of our management services contract with a group of 20 facilities that we managed but did not own.  We received monthly fees for the management oversight and for providing back office billing and collection, transcription and other operational services.  This contract, which began in the fourth quarter of 2007, ended in April of this year.  In the third quarter of 2008, we received approximately $1.6 million of revenue from this contract, which, including a fee related to our sale of one of the imaging centers to a third party.  Thus, the contract contributed positively to the results of the third quarter of 2008 but not the third quarter of 2009.

Second, in the third quarter of this year, we absorbed start-up operating costs associated with the integrating into RadNet of the New Jersey operations which we acquired last quarter, estimating to be around $350,000 of additional expense.  We acquired these facilities at the end of the second quarter of 2009 and spent considerable efforts during the third quarter in migrating the operations to our IT and billing platforms and adjusting operations, including upgrading to digital mammography.  We believe this investment and integration was substantially complete during the third quarter.

Our procedural volume, despite a difficult economy, continues to exhibit growth.  For the third quarter of 2009, as compared to the prior year’s third quarter, MRI volume increased 6.8%, CT volume increased 5.8% and PET/CT volume increased 4.3%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 4.9% over the prior year’s third quarter.

In the third quarter of 2009, we performed 808,663 total procedures.  The procedures were consistent with our multi-modality approach, whereby 77.9% of all the work we did by volume was from routine imaging.  Our procedures in the third quarter of 2009 were as follows:  93,919 MRIs, as compared with 87,933 MRIs in the third quarter of 2008; 78,965 CTs, as compared with 74,624 CTs in the third quarter of 2008; 5,503 PET/CTs as compared to 5,276 PET/CTs in the third quarter of 2008; and 630,276 routine imaging exams, which include nuclear medicine, ultrasound mammography, x-ray and other exams, as compared with 603,110 of all these exams in the third quarter of 2008.

Net loss for the third quarter of 2009 was $1.7 million or negative $0.05 per share compared to net income of 138,000 or breakeven per share reported for the three-month period ended September 30th, 2008, based upon a weighted average number of shares of 36.1 million and 37.0 million for these periods in 2009 and 2008, respectively.  Adjusting for the non-cash $1.5 million increase to a contractual allowance, net loss for the third quarter of 2009 would have been negative 200,000 or negative $0.01 per share.  Affecting net loss in the third quarter of 2009 were certain non-cash expenses or non-recurring items, including:  the $1.15 million non-cash charge to increase our contractual allowance reserve; $1.1 million of non-cash amortization expense with respect to interest rate swaps related to the Company’s credit facilities; 670,000 of deferred financing expense, related to the amortization of financing fees paid as part of the Company’s $405 million credit facilities drawn down in November 2006 in connection with the Radiologix acquisition and the incremental term loans and revolving credit facility arranged in 2007… August 2007 and February 2008; and 713,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2009 was $12.4 million.  Adjusting for the non-cash negative impact of 670,000 of amortization of financing fees, a non-cash negative impact of $1.8 million from the loss related to the fair value adjustments of interest rate hedges and accrued interest, cash interest expense was $10.2 million during the quarter.  This compares with GAAP interest expense in the third quarter of 2008 of $12.1 million and cash paid for interest of $12.7 million.  The decrease in cash interest expense in the third quarter of 2009 was primarily the result of savings in our interest rate related to the lower LIBOR rates on our floating rate facilities and the savings we are experiencing from our two blend-and-extend interest rate swap modifications we completed in the first quarter of 2009.

For the third quarter of 2009, bad debt expense was 6.3% of our net revenue compared with an overall blended rate of 6.1% for the full year of 2008.  With regards to our balance sheet, as of September 30th, 2009, we had $456.1 million of net debt, and we were undrawn on our $55 million revolving line of credit.  This is a decrease in our net debt of $8.6 million during the quarter.

Since December 31st, 2008, accounts receivable decreased approximately $3.8 million.  Part of the decrease resulted from our net days sales outstanding, or DSOs, having decreased in the third quarter of 2009 from the fourth quarter of 2008 from 61 days to 57 days, respectively.  The net balance of our accounts receivable also reflects the addition of the $1.5 million of contractual allowance we recorded in this third quarter.  Our accounts payable and accrued expenses decreased by $14.6 million to $66.6 million during the first nine months of 2009.  Much of this decrease is attributed to the repayment of equipment and related tenant improvements of projects which began prior to 2008 year end and have been paid down as part of our budgeted 2009 capital expenditures.  We increased our working capital position during the first nine months of 2009 by $9.6 million.

During the third quarter of 2009, we repaid $6 million of notes and leases payable and had cash capital expenditures of $7.2 million, which included the buyout of several operating leases which had monthly expenses of approximately $100,000 a month.  For the first nine months of 2009, we repaid $17.7 million of notes and leases payable, had cash capital expenditures net of asset dispositions of $22.2 million and entered into notes and leases payable of $10.4 million.

Based upon our third quarter results, I will now provide an update to our 2009 full year guidance.  For revenue, our previous guidance range was 515 million to $545 million.  Our updated guidance range is $515 million to $535 million.  Our adjusted EBITDA of our previous guidance range was 105 to a $115 million; our updated guidance range is 105 to $110 million.  For capital expenditures, our previous guidance was 30 to $35 million, and our updated guidance range is 38 to $40 million, which reflects the additional capital expenditures related to the repurchase of operating leases.

Our cash interest expense, our previous guidance range was 41 to $45 million; our updated guidance range remains the same at 41 to $45 million.  For free cash flow generation, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, our previous guidance range was 25 to $35 million; our updated guidance range is 20 to $30 million.  Our end of year net debt balance, which we define as total debt net of cash, our previous guidance range was 438 to $448 million; our updated guidance range is 445 million to $450 million.

Several things are important to note with respect to our updated guidance levels.  First, our guidance reflects our confidence that we will have a stronger fourth quarter of 2009 as compared with the revenue and adjusted EBITDA performance of the fourth quarter of 2008.  Second, we continue to project 6 to $8 million of cash interest expense savings in 2009 as compared with 2008.  This is due to the hedge modifications I discussed earlier, as well as our benefit from lower LIBOR rates on the unhedged portion of our credit facilities.  And third, the lower 2009 projected capital spending and cash interest payments is enabling us to produce valuable free cash flow that continues to allow us to reduce our net debt, the result of which will be strong delevering in 2009 for RadNet, where we continue to believe our debt to adjusted EBITDA will approach 4.25 by the end of this year.

Finally, I’d like to reiterate that the tranches of our credit facility are either funded or committed through their maturity dates.  In the case of our revolving credit facility, its maturity is November 15th, 2011.  In the case of our first lien term loan, its maturity is November 15th, 2012.  And finally, in the case of our second lien term loan, its maturity is May 15th, 2013.  Although we face no near-term maturities, we continue to monitor the credit markets very closely and evaluate refinancing opportunities to lengthen the term of our debt and create further financial flexibility to allow us to capitalize on prospects that we see today and that will continue to present themselves to us in the future.  We will continue to give updates on our capital structure as we evaluate alternatives.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:   Thank you, Mark.  Since it appears more likely that some type of health reform will pass in this Congressional session, I would like to spend a few moments on how I believe reform, as well as reimbursement changes, might reshape the diagnostic imaging sector.  There seems little doubt at this point that imaging providers have begun and will continue to consolidate.  We have received increased interest from providers in all regions in which we currently operate so it is unlikely that this is a process unique to RadNet and its markets.  Our perspective is that consolidation is necessary and ultimately beneficial to the healthcare system.

Overcapacity is partially responsible for the downward pressure on reimbursement and has led to overutilization, which has particularly been enhanced by self referral from non-radiologists that have put imaging equipment into their own offices.  It appears unlikely that our Washington representatives have the political will to enact the appropriate legislation to prohibit this self referral loophole.  Economic pressure, as well as credentialing, will probably be the only practical methods to eliminate this abusive behavior.  I believe these pressures are not far into the future and ultimately will benefit the surviving imaging providers since some of these procedures occurring in these abusive settings will still need to be performed.  If indeed the reform does bring some 40-plus million people into the healthcare system, imaging providers who have multi-modality offerings are likely to be the biggest beneficiaries.

Of the total procedures performed in RadNet centers, over 75% are routine imaging.  These procedures comprise the bulk of what these newly insured people will require.  Since the proposed public option in the reform currently passed in the House over the weekend calls for negotiating reimbursement rates with the providers, it is also likely that the ability to negotiate with large networks will be the preferred method.  Both these conditions make RadNet likely to benefit, which will become even more obvious as the number of outpatient providers dwindle and access to services becomes even more compromised.

It would be irresponsible to believe that hospitals could absorb this capacity if the number of outpatient centers were severely reduced.  This is particularly true when it comes to mammography, which is often not even performed in many hospitals.  All this being said, these circumstances, along with the continuing lack of access to credit for smaller operators, put RadNet in an enviable position.  The imaging sector can best respond to these challenges with larger, well financed operators with good management and scale to provide the greatest efficiencies in a reimbursement challenged environment. One thing which we can count on for certain is that physicians and patients will continue to demand access to state-of-the-art imaging, regardless of reimbursement.

Operator, we are now ready for the question and answer portion of the call.

Operator:   The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone.  If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star, one on your touchtone telephone to ask a question.

And our first question comes from Arthur Henderson from Jefferies & Company.

Arthur Henderson:   Morning.  In your prepared remarks, you referenced some cost savings initiatives that you could employ or that you were putting into place that would offset the downside from some of the reimbursement changes.  Could you talk a little bit more in detail as to what you’re doing on that front?

Dr. Howard Berger:   Yes, Art.  We began looking, probably at least one quarter ago, at the various components in the expenses of the operation and there is initiatives involved right now which will allow us, as a result of enhancing the Company size and leverage with its various vendors, to decrease expenses related to items such as service, medical supplies, office supplies and other facets of our variable expenses that we look at.  In addition to that, we’re looking at efficiencies in staffing models that will allow us either to increase our volumes at our centers or more efficiently operate our staffing throughout the organization, including corporate.

Arthur Henderson:   And your sense is you can offset it entirely?

Dr. Howard Berger:   Yes.

Arthur Henderson:   Okay.  And then on the charge took (sp?) for the quarter, how comfortable should we be that you’ve kind of got enough allowances in place, enough reserves there now that we won’t see that kind of happen again?  Mark, do you have any thoughts on that for us?

Mark Stolper:   Sure.  I mean the valuation of accounts receivable in our contractuals is a monthly process that we go through, and this past quarter we consolidated the reimbursement operations underneath my Chief Accounting Officer so that the connection between the billing and collection operations, the accounts receivable valuation operations, the management of our outside collection houses is more in line with accounting and finance and we think that we’re going to see some benefits from that with respect to our operational performance but also the ability to analyze and manage the valuation of accounts receivable.

The receivable or the charge that we took this quarter relates to prior fiscal years, meaning 2008, 2007 and prior, and was across the board with respect to payer classes.  We had a couple of buckets that we have been tracking very closely over the past six months with respect to some holds we had, credentialing holds that were aging, as well as issues with respect to denials in one of our regions up in Northern California that was being managed by an outside vendor.  And we and our auditors, Ernst & Young, felt it necessary to put an additional reserve on the collectability of these accounts.

With respect to your question about going forward, we think that we’re in the best shape we’ve been regarding our accounts receivable.  If you’ve noticed, it’s gone down since the beginning of the year, while at the same point, our business has grown and that’s the result of the fact that our DSOs have gone down and they’re in the best position that they’ve ever been at, at around 57 days.  We were over 61 days at the beginning of the year, and we think that we’ve got a very good handle on the accounts receivable and the valuation process and the analysis is an ongoing process so we think we’re in good shape right now.  We’re pretty confident.  We’re trued up in our valuation, but we look at this every month, and we’re hopeful that these types of charges are behind us.

Arthur Henderson:   Okay, that’s helpful.  One last question, on the cap ex, the increase in your cap ex guidance; that’s going to have some bearing, I guess, on reducing expenses in the income statement.  I think you said it was 100,000 a month.  Is that the way we should be thinking about the trade-off there?

Mark Stolper:   Yes.  In July, we repurchased some operating leases that otherwise would have continued to be $100,000 a month or so in additional lease expense, and so by buying those leases out, essentially, we booked the asset.  We now depreciate the asset, but we eliminate that 100,000 a month in operating expenses.  So we thought it was prudent to do that, and we may look to do some of this type of lease buyouts going forward to the extent that they’re delevering transactions and can help the performance of the business.

Arthur Henderson:   Howard, if I could slip in one more.  Just as you think about what’s going on out in the field with smaller providers kind of dying on the vine and overcapacity kind of working its way out, you’ve articulated that debt repayment is going to be a high priority for you but it sounds like you may be thinking about acquisitions.  You’ve done a couple, I know, but can you kind of give us your thinking on what you’re going to put your uses to cash for, looking beyond this next quarter, maybe into 2010 a little bit?

Dr. Howard Berger:   Yes.  During the quarter, we did no acquisitions.  As Mark mentioned in his closing remarks, or in his section of the remarks, we did do some small tuck-in acquisitions subsequent to the third quarter.

Arthur Henderson:   I’m sorry, subsequent, thanks.

Dr. Howard Berger:   Yes.  And we purposefully used the second and third quarters to be primarily deleveraging for the Company.  While we will continue to pay down substantial portions of debt, our improved cash flow, which is evident in our results, as you see with the amount of debt that we paid down since the beginning of the year and particularly in the third quarter, as well as the enormous improvement in our working capital, will afford us the opportunity to be more aggressive in subsequent quarters in looking at acquisitions.  And, generally speaking, we are not out there pounding the streets looking for acquisitions.  These are opportunistic opportunities that are coming our way in our markets because people are becoming more aware of RadNet and see the benefits of being part of a larger, well managed and better financed organization.  So I would anticipate that 2010 will be one where we will focus as much on acquisition and revenue growth as we have been on deleveraging and debt paydown.

Arthur Henderson:   Okay.  Thanks a lot, Howard.

Operator:   We’ll move now to Kevin Ellich with RBC Capital Markets.

Kevin Ellich:   Good morning, guys.  Just a couple of questions.  I was wondering if you could talk about the volume trends and what’s going on with the pricing growth in terms of the declines we’ve seen in MRI and PET/CT?

Mark Stolper:   Sure.  We continue to see, even despite a difficult economy, we continue to see volume trends be positive for us, both on an aggregate basis and a same-store sales basis.  With respect to our average price per modality, it’s slightly down over last year.  And we are encouraged by our volume trends in that we think, and it’s difficult or impossible to quantify that, if doctor visits were stable or increasing, that we would see higher volume growth in our business.  But anecdotally, when we talk to our marketers and we talk to the referring physician community, what we’re hearing is that overall physician visits are down and, therefore, that’s the life blood of our patient volume.  So the fact that we’re up a couple of points over last year makes us feel good that we are seeing some increased market share in all of our regions, and we think that, when the economy improves, that we should see higher center, year-over-year center growth.

So I think we’re encouraged.  We’re cautiously optimistic about 2010 with respect to pricing.  We recently, as we talked about, got some more favorable news than anticipated with respect to the 2010 Medicare fee schedule, and we’re… our relationships with the private side of our business, meaning the 80% of the business that’s not exposed to government reimbursement, has been strong, and we feel like we have got a good partnership with the large payers in our market, where we are the largest provider of radiology services to them in all of our core markets and think that reimbursement there will continue to be stable.

Kevin Ellich:   No, that’s helpful, Mark.  And I was just wondering, you gave some good detail in the… in your earlier comments about the Medicare final rule and what impact you’re looking for… looking at in 2010.  What type of cut, or what had you been preparing for?  And then as you think about the legislation that was just passed in the House, and as the Senate will discuss their legislation, what do you think will happen… or I mean let’s not crystal ball it, but what type of cut are you preparing for?

Mark Stolper:   Well, I’ll answer the first part first.  We… our initial thoughts on the Medicare fee schedule cut for 2007 would have been 5 to $7 million; that was our initial back of the envelope calculation.  So this 2.5 to $3 million number is obviously significantly more favorable to us.

The second part of your question is very difficult to answer.  What we’ve been hearing from our sources in Washington and some lobbyists and some of the equipment manufacturers is that the fact that the House passed this bill over the weekend doesn’t have a whole lot of implications as to what will really go into effect next year.  The Senate Finance Committee, led by Baucus, seems to be the… where most people are putting their trust or their thoughts around ultimately coming into law next year so…

Kevin Ellich:   Mm-hmm.

Mark Stolper:   In that Senate Finance Committee, they call for the utilization assumption to go up from 50% to 65%, which is a component of the practice expense RVUs in the Medicare fee schedule and that is a very similar proposal to what CMS has initiated with their final rule for 2010.  So we think – and, again, as you said, no one has a crystal ball – we think that what will, what we will be facing in 2010 will likely be somewhere in and around the 2010 Medicare final rule, regardless of what reform occurs.

Kevin Ellich:   Got it.  And then just to clarify, so the Medicare final rule was, was that better because of the phase-in for you guys?  Is that where the difference came in?

Mark Stolper:   Yes.

Kevin Ellich:   Okay, that’s helpful.  And then lastly, I was wondering if you guys could provide some commentary about the competitive landscape in terms of M&A and what type of valuations are you guys looking at?

Dr. Howard Berger:   Well I think that the competitive landscape is clearly changing as a result, as I mentioned in some of my remarks, of continued reimbursement pressures, as well as issues surrounding the economy and the credit.  We are frequently in touch with virtually every major vendor for equipment and most of these vendors also do financing.  And the number of centers that we see vendors taking over because they have the collateral on the equipment that they’ve sold and financed, as well as those that have either shut their doors or gone into bankruptcy, has soared over the last two quarters.  I believe that this, in some respects, may in fact be helping some of our volumes, because while there is an overall effort to decrease utilization, the fact of the matter is as the number of operators shrinks, that volume has to go somewhere.  And in the markets that we’re in, we are the largest operators, and generally the first choice where these procedures may go.

Given that those pressures, whereas we were previously looking at – and I’m talking about last year – acquisitions that we may have done in the four to five times multiple of EBITDA for an enterprise valuation, generally speaking, we’re not looking at anything unless it would have enormous strategic benefit at more than three times the EBIT multiple.  So… and that is before we take the asset in and provide some of the economies of scales and efficiencies that we are capable of.  So as I had mentioned in an earlier question, given this pressure within the industry and given, I think, the Company’s cash position to take advantage of this, I believe that we will be seeing a number of these opportunities that not only do we look at, but that we execute on going forward.

Kevin Ellich:   That’s helpful.  Thanks.

Operator:   As a reminder, it is star, one if you would like to ask a question.  We’ll move now to Darren Lehrich with Deutsche Bank.

Darren Lehrich:   Thanks.  Good morning, everyone.  I had a few things here.  I guess just first the contract management revenues.  I guess just wanted to hear from you as to why that contract lapsed.  And maybe if you could talk a little bit, Howard, about the RadNet Management Services Division, how that’s set up right now, whether the loss of this business results in a consolidation of that operation.  Just remind us where you are in terms of third party management.

Dr. Howard Berger:   Okay.  Well the management contract that we had was intended to be for a limited period of time so the fact that we’re no longer doing it is not a surprise.  This was an attempt to help a lender try to restructure their organization, which had been overweighted with costs and was underperforming in terms of its volumes and various other aspects of its operational expenses.  We performed that task, did a very good job on it and, at some point, the lender… some point in the second quarter, the lender felt that the services that we were rendering were no longer necessary.  And, in fact, from our perspective, the fact that some of the centers had been sold or had actually shut down had begun to reduce that revenue and no, really… and no longer really made it worthwhile distracting our own management team from other opportunities internally.

While we would look at other opportunities, perhaps, for these management services if they come along, really our shift for the management team is to look at, not centers that we don’t own and manage, but centers that we want to acquire or operations that we would like to acquire and bring in-house because the valuations are so much more attractive now than they were a year or so ago.  So RadNet Managed Imaging Services, which is also a division that does our in-house utilization management and other functions for some of our contractual relationships, will look to perhaps expand that role but not necessarily in the space of looking at distressed centers that we don’t ultimately own and manage.

Mark Stolper:   That – Darren, this is Mark speaking – that division itself does not have any overhead associated with that contract specifically, so that we don’t have any costs now that we’re carrying that we wouldn’t otherwise carry for the other part of our business.

Darren Lehrich:   Okay, that’s helpful.  Okay, and then, Mark, I had a question just on the income statement.  The joint venture earnings have bounced around a little bit.  Can you just give us some commentary there on earnings performance in the joint ventures?  I guess it was about 1.8 million this period; it’s down from what we saw in the first half.

Mark Stolper:   Sure.  There’s a few things that affected the joint ventures this quarter.  A portion of the $1.5 million hit was… on the allowance side was for unconsolidated joint ventures so that obviously hit our share of the net income there as well.  We also had made a couple of investments a little over year ago in building the infrastructure of those joint ventures with some capital equipment that came off their one-year warranty that is contributing to slightly higher expenses because when it comes off of a warranty, then it goes on to a service contract so there’s a cost associated with that.  But I would suspect that we should see this earnings from unconsolidated JVs to go up from here because it is reflective of kind of a one-time adjustment.

Dr. Howard Berger:   Also, Mark, let me mention that three of our joint ventures are currently expanding their services, three of them in Maryland, and adding additional sites or additional equipment and modality capabilities, which hit us primarily in the third quarter and where they have yet to realize some of the benefit that’ll come from those expansions and these are not small operations.  So there was a ramp up of costs associated with these expansions and we expect to see benefit from that going forward, probably somewhat in the fourth quarter but certainly in the beginning of the New Year.

Darren Lehrich:   Okay, that’s real helpful.  And then just back to the allowance charge that you took.  I guess I’d be more interested in just getting some commentary around your current collection trends and how you see bad debt really shaping up now against whatever policies you’ve changed as a result of the extra allowances you had to take up?

Mark Stolper:   Right.  Our bad debt has remained constant the last couple of quarters.  What we do, so you understand the process of allowing for bad debt each quarter, because essentially the allowance is a prospective estimate of your revenue as to what you believe you’re not going to collect due to write-offs, and how we estimate that is we look at past data, past statistics as to how much of these patients accounts we are writing off to collection agencies, and we conclude that into bad debt and net against that any recovery that we receive from the collection agencies and then that determines our bad debt percentage.  We’ve seen that creep up from last year and it seems to be stabilizing in the 6.3, 6.4% of net revenue area, and so we’re pretty comfortable with the bad debt position or the allowance that we’re putting on the income statement each quarter.

On collection percentages, we have taken down a realization percentages, we have taken down through increasing the contractual allowance.  Really, we’ve done it ratably over the last three to four quarters.  So we’ve, in our minds, have allowed for slightly lower realization on the gross charges that we’re putting on the book, both through bad debt increasing from about 5.9%, which was last year’s average bad debt, to about 6.3, 6.4% and through taking up the allowance for uncollectible accounts.

Darren Lehrich:   Okay, that’s helpful.  And just looking at your payer mix, it looks like there’s been very modest change in the other buckets.  That’s where the self-pay really is right there.

Mark Stolper:   Correct.

Darren Lehrich:   Okay.  And then just back to, I guess, Art’s question and maybe if I can try again here on the expense initiative that you’re taking and have taken to offset some of the reductions.  I guess I want to just maybe understand in kind of discreet form what kind of visibility you have into savings on a dollar perspective.  It sounds like, Mark, you started talking about operating leases.  It wasn’t clear to me if that was 100,000 related to a single center or a grouping of centers, maybe just starting there.  And then, Howard, you mentioned three items.  I guess I wanted to focus on the equipment servicing piece because I think you’ve been talking a little bit more about that.  How should we be thinking about that item, specifically?

Mark Stolper:   Sure.  On the operating lease side, just so I’m clear, the buyout of these operating leases were not facility leases but actual operating leases of equipment, meaning equipment that we rented, and at the end of the rental agreement, there is a fair market buyout option.  And we were able to negotiate with a number of equipment vendors the ability to, earlier than that option occurs, to buy out the equipment so that we booked the asset and eliminated that operating expense.  And we did it in a way where it’s a significantly delevering event.

Darren Lehrich:   Okay.

Dr. Howard Berger:   In regard to the questions on expense, particularly related to service, the Company has a very good agreement with its vendors, particularly with GE, on service and the pricing that we have put in place has been in existence now for perhaps about four years.  What we’re looking at is that the Company has grown substantially in size since the service agreements that are now maturing were put in place.  And service, given the change in the industry, has become a much more competitive landscape for us to potentially look at opportunities for savings there, whether it be things that we decide that we can do ourselves in-house, looking for other third party vendors who have begun to ramp up their own service capabilities or even perhaps improving our current contracts with some of the existing vendors.  Given that our expense for service next year will probably approach $30 million, some relatively small adjustments in our service expense could lead to substantial savings for the Company in the overall service arena.

Similarly, I believe there are opportunities, although perhaps not as large in scope, in all of the other variable items that I mentioned before, whether it’s office supplies, other services that we outsource and medical supplies that we will be… that we already are or will be in more substantive discussions between now and the end of the year because, again, the Company has grown substantially since the current contracts that are in place were initiated, and we are a much bigger buying force than we were three and four years ago.  So looking at these, which was something that we would have done regardless of the Medicare reimbursement impact, our initiatives that we constantly look at but which we are accelerating that process and looking at more efficient means for dealing with some of these items to help offset escalating or decreasing, I should say, reimbursement cost.

All that being said, it really points again, I think, to the notion that bigger is better.  As the Company gets larger, our purchasing power and our ability to manage our expenses, as well as our assets, increases dramatically.  And that will ultimately lead to cost savings, whether it’s on the expense side above the line, such as service and other items there, or just in our capital purchases, which we have brought substantially down from last year and which we will very likely bring down substantially again in 2010, which will indeed help our cash flow and allow us to increase the Company through acquisition and expansions in our existing regions.

Darren Lehrich:   Okay, that’s real helpful.  And the $30 million you mentioned, that’s the run rate spend for service?

Dr. Howard Berger:   That’s about the annualized run rate that we have currently, along with anticipated run for next year.

Darren Lehrich:   Got it.  Thanks very much.

Dr. Howard Berger:   You’re welcome.

Operator:   Our next question comes from Rob Mains with Morgan Keegan.

Rob Mains:   Good morning.  Mark, do you have the same-store volume growth in routine imaging?

Mark Stolper:   Yes, about 3.2%, Rob.

Rob Mains:   Okay, thanks.  And then just one question on the guidance.  You had the 1.5 million contractual allowance in the quarter, and then you had the management contract burn-off, which sounds like was somewhat anticipated.  I’m curious, why the top end’s getting brought down by as much as it is given those two items?  Is there anything else going on, or are you just tightening the range or what was the thinking there?

Mark Stolper:   I think the idea is we’re just tightening the range based upon creating a projection for the fourth quarter and kind of a high and a low projection.

Rob Mains:   Okay, so, like from where you’re sitting today versus where you were the last time you issued guidance, is there anything that you’re seeing in terms of either your pricing or your procedure growth that you view as a shade lower than what you’d thought?

Mark Stolper:   No, I mean I think what we didn’t really know about or appreciate was the impact of the Nidec transaction on the third quarter.  So now allowing for that revenue and EBITDA to be absent from the third and the fourth quarters, that’s part of the adjustment.

Rob Mains:   Okay.

Mark Stolper:   But our volume growth has continued to be on track.  I mean, we have thought that we could grow, at least for the foreseeable future, on a same-store sales basis, kind of in the 2 to 4% and that seems to be where we’re ending up here for 2009.  So I think it’s really just… our changing of the guidance was just a function of tightening up and seeing with one more quarter, now that we’re… we have visibility through three quarters, with one more quarter where we think we’ll be in the range.  And in a number of the guidance levels, we didn’t change the bottom of the range; we just felt that we were coming in towards the bottom to the middle of the range as opposed to the high end of the range which, if we felt we weren’t going to be there, we didn’t want to have it in the guidance…

Rob Mains:   Right.

Mark Stolper:   For the remainder of the year.

Rob Mains:   Okay.  That’s all I had.  Thank you.

Operator:   As a final reminder, if you would like to ask a question, you may do so by pressing the star key, followed by the digit one.  And we’ll pause for a brief moment.

We have no further questions.  I’d like to turn the call back over to Dr. Berger.

Dr. Howard Berger:   Well thank you again for making yourselves available for our third quarter earnings call.  We look forward to talking again at the end of our fourth quarter in middle of March and expect that the ongoing events, both on a macro level with the economy and health reform, as well as internal opportunities here that we’re pursuing, should provide for a very interesting fourth quarter and 2010.  Thank you.

Operator:   Ladies and gentlemen, that does conclude the call.  To access a replay of today’s presentation, you may dial 1-888-203-1112 or for our domestic callers, 719-457-0820 and reference pass code 6413789.  We thank you for your participation.